Exhibit 99.1

Stewart Announces Retirement of Chief Legal Officer John Killea and Hiring of Elizabeth Giddens as its Next Chief Legal Officer

HOUSTON, Oct. 17, 2022 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced the planned retirement of John Killea, Chief Legal Officer and Chief Compliance Officer, effective early next year. Killea joined Stewart in 2000, serving as Chief Legal Officer and Chief Compliance Officer since 2011.

Elizabeth Giddens will succeed Killea as Chief Legal Officer and serve as the Deputy Chief Legal Officer to work alongside Killea during his transition. Giddens comes to Stewart with nearly 25 years of legal expertise, including five years at a top international law firm and 16 years at several public companies, most recently serving as Senior Vice President and General Counsel at Integer Holdings Corporation, where she led its legal department.

"Since I became CEO in 2019, I have benefited from John's judgement and advice on a wide variety of issues affecting our company. During his 22-plus years at Stewart, he has been a trusted and dependable leader to our employees and customers alike, guiding a legal team that is recognized for its excellence in our industry. I wish him all the best in his well-earned retirement," said Fred Eppinger, Stewart CEO.

Eppinger continued, "I'm excited to have Elizabeth onboard working with John as he transitions. She has a diverse background including a number of years in the mortgage industry with proven success and she brings deep experience in securities law, mergers and acquisitions, corporate governance and ethics and compliance to Stewart. Her legal guidance will be imperative as we continue to build the Premier Title Service Company."

"I have been extremely fortunate to have worked with an extraordinary group of people over my 22 years at Stewart," said Killea. "I look forward to working with Elizabeth and the entire legal team on a smooth transition. Elizabeth is a fantastic addition, well equipped to lead and collaborate with the talented team that I am leaving behind. I will be departing a Stewart that has transformed itself under Fred's leadership and is now well-positioned for an even more promising future."

Thomas G. Apel, Chairman of the Board added, "John has been a rock-solid advisor to me and the Stewart Board during his tenure, which will be missed, but we are excited to have Elizabeth assume the role when John departs. She brings the kind of experience and legal acumen we have come to expect, and we look forward to working with her during this transition period and beyond."

Giddens holds a Juris Doctor from the University of Oklahoma, an MBA from the University of Tulsa, and Bachelor of Arts from Trinity University. She is admitted to the State Bars of Texas and Oklahoma.

About Stewart

Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

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CONTACT: John Chattaway, Stewart Media Relations, (713) 625-8180, mediarelations@stewart.com